For Immediate Release                                         May 14, 2002

    Thirtieth Consecutive Year of Increased Dividends at Bowl America

Bowl America reported today that third quarter earnings of $.33 per share were unchanged from the restated earnings per share in the like quarter last year. Tomorrow the Company will pay a dividend of $.115 per share, making this the thirtieth consecutive fiscal year of increased dividend payments to shareholders.

Several factors impacted third quarter business. Mild, dry weekend weather reduced open play. In addition, the Easter holiday, which is always a slow business weekend, fell in the third quarter this year but in the fourth quarter in 2001. This year the fourth quarter will benefit from the large number of tournaments which are in progress at Bowl America centers. Furthermore the Company had significant legal costs in the fourth quarter last year for a matter decided in its favor.

A profitable bowling center closed in May when the Company was unable to renew the lease. Closing costs at the center, as well as higher property and casualty insurance premiums will offset some of the above noted positive influences.

Bowl America operates 19 bowling centers in Maryland, Virginia and Florida and its stock trades on the American Stock Exchange with the symbol BWLA. The Company's SEC Form 10-Q is available at www.sec.gov on the Edgar System.